Contact: Greg Eden
                                                                  508-293-7195
FOR IMMEDIATE RELEASE                                        eden_greg@emc.com


                           EMC ANNOUNCES PRELIMINARY
                             THIRD QUARTER RESULTS

HOPKINTON, Mass. - October 14, 2003 - EMC Corporation (NYSE:EMC) today announced preliminary results for the third quarter of 2003, which ended September 30, 2003. EMC expects total consolidated revenue to be approximately $1.51 billion and diluted earnings per share to be $0.07, including a $0.02 benefit resulting from the favorable resolution of an income tax audit.

         EMC will announce full third-quarter results on the morning of Thursday, October 16, 2003. EMC will host a webcast, available at www.EMC.com, beginning at 8:15 a.m. EDT on October 16, 2003.

         Today, EMC also announced its plan to acquire Documentum, Inc. in a stock transaction valued at approximately $1.7 billion (see separate release). EMC and Documentum will host a webcast at the EMC and Documentum homepages, www.EMC.com and www.documentum.com today at 8:30 a.m. EDT, to discuss the acquisition.

About EMC

         EMC Corporation is the world leader in information storage systems, software, networks and services, providing automated networked storage solutions to help organizations extract the maximum value from their information, at the lowest total cost, across every point in the information lifecycle. Information about EMC's products and services can be found at www.EMC.com.

Forward Looking Statements

This release contains "forward-looking statements" as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) risks associated with strategic investments and acquisitions, including the challenges and costs of closing, integration, restructuring and achieving anticipated synergies associated with the announced plans to acquire LEGATO Systems, Inc. and Documentum, Inc.; (ii) adverse changes in general economic or market conditions; (iii) delays or reductions in information technology spending; (iv) the transition to new products, the uncertainty of customer acceptance of new product offerings, and rapid technological and market change; (v) insufficient, excess or obsolete inventory; (vi) competitive factors, including but not limited to pricing pressures; (vii) component quality and availability; (viii) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (ix) war or acts of terrorism; (x) the ability to attract and retain highly qualified employees; (xi) fluctuating currency exchange rates; and (xii) other one-time events and other important factors disclosed previously and from time to time in EMC's filings with the U.S. Securities and Exchange Commission. EMC disclaims any obligation to update any such-forward looking statements after the date of this release.